EXHIBIT 99.1

Willis Towers Watson Reports Third Quarter 2019 Earnings

  Total revenue1 increased 7% to $1.99 billion, with constant currency growth of 9% and organic growth of 6%
  Income from Operations was $107 million or 5.4% of revenue, up 450 basis points over prior year
  Adjusted Operating Income was $231 million or 11.6% of revenue, up 120 basis points over prior year
  Revenue and Operating Margin increased in all business segments
  Completed $1 billion bond offering to proactively manage capital structure

ARLINGTON, Va. and LONDON, Oct. 31, 2019 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the third quarter ended September 30, 2019.

“I am pleased with our third quarter results. We delivered another solid quarter of financial results with strong total and organic revenue growth and continued margin expansion,” said John Haley, Willis Towers Watson’s chief executive officer. “The strength and consistency of our performance reflects our commitment to client service — as well as the continued successful execution of our growth strategy. We believe we will have a strong finish to the year and remain confident in our ability to continue delivering profitable growth and generating long-term value for all of our stakeholders.”

Company Highlights

Revenue was $1.99 billion for the third quarter of 2019, an increase of 7% (9% increase constant currency and 6% increase organic) as compared to $1.86 billion for the same period in the prior year.

For the nine months ended September 30, 2019, revenue was $6.35 billion, an increase of 3% (6% increase constant currency and 5% increase organic) as compared to $6.14 billion for the same period in the prior year.

Net income attributable to Willis Towers Watson for the third quarter of 2019 was $75 million, an increase of 70% from $44 million for the prior-year third quarter. For the quarter, diluted earnings per share were $0.58 and adjusted diluted earnings per share were $1.31. Net income attributable to Willis Towers Watson and diluted earnings per share included pre-tax $6 million of transaction and integration expenses related to the TRANZACT acquisition in the quarter. The U.S. GAAP tax rate for the quarter was 20.4%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 22.2%.

For the nine months ended September 30, 2019, net income attributable to Willis Towers Watson was $500 million, a 58% increase from $317 million for the same period in the prior year. Diluted earnings per share were $3.84, and adjusted diluted earnings per share were $6.06 for the nine months ended September 30, 2019. Net income attributable to Willis Towers Watson and diluted earnings per share for the nine months ended September 30, 2019 included pre-tax $12 million of transaction and integration expenses related to the TRANZACT acquisition. For the nine months ended September 30, 2019, the U.S. GAAP tax rate was 19.3%, and the adjusted income tax rate used in calculating adjusted diluted earnings per share was 21.0%.

Net income for the third quarter of 2019 was $80 million, or 4.0% of revenue, an increase from net income of $46 million, or 2.5% of revenue for the prior-year third quarter. Adjusted EBITDA for the third quarter of 2019 was $344 million, or 17.3% of revenue, an increase from adjusted EBITDA of $313 million, or 16.8% of revenue for the prior-year third quarter.

For the nine months ended September 30, 2019, net income was $522 million, or 8.2% of revenue, an increase from net income of $332 million, or 5.4% of revenue for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2019 was $1.4 billion, or 21.6% of revenue, an increase from adjusted EBITDA of $1.3 billion, or 20.6% of revenue.

Operating income margin improved by 450 basis points compared to the third quarter of the prior year. Adjusted operating income margin improved by 120 basis points to 11.6% from 10.4% in the prior-year third quarter. Margin improvement was driven by enhanced margin performance across all segments.

For the nine months ended September 30, 2019, operating income margin improved by 460 basis points compared to the same period in the prior year. Adjusted operating income margin improved by 150 basis points to 16.1% from 14.6% for the nine months ended September 30, 2019.

Cash flows from operating activities for the nine months ended September 30, 2019 was $620 million compared to $716 million for the prior year. Free cash flow for the nine months ended September 30, 2019 and 2018 was $445 million and $507 million, respectively. During the nine months ended September 30, 2019, the Company repurchased approximately $147 million of Willis Towers Watson stock.

Segment Highlights

Human Capital & Benefits

The Human Capital & Benefits (HCB) segment had revenue of $807 million, an increase of 4% (6% increase constant currency and 6% increase organic) from $778 million in the prior-year third quarter. On an organic basis and after adjusting for the first-year adoption impact of ASC 606 in the prior year, Health and Benefits delivered revenue growth, driven by increased consulting and brokerage services, growth in specialty products in North America, and expansion of our client portfolio outside North America for both local and global appointments. Talent and Rewards experienced strong revenue growth primarily due to increased advisory work in North America and International and growth in Compensation Data survey participation. Technology and Administration Solutions revenue also increased in connection with client wins and greater project demand primarily in Great Britain and Western Europe. Retirement revenue grew compared to prior-year third quarter primarily as a result of increased de-risking work in North America. See a further discussion of the impact of ASC 606 on the three months ended September 30, 2018 in our Form 10-Q filed with the SEC on November 2, 2018. The HCB segment had an operating margin of 27% as compared to 25% for the prior-year third quarter.

Corporate Risk & Broking

The Corporate Risk & Broking (CRB) segment had revenue of $651 million, an increase of 5% (7% increase constant currency and 7% increase organic) from $622 million in the prior-year third quarter. The segment had solid growth across all geographies. On an organic basis, North America continued to lead the segment with new business generation. International, Western Europe and Great Britain also contributed meaningful growth for the segment, related to strong management of the renewal book portfolio alongside new business wins. The CRB segment had an operating margin of 12%, as compared to 11% for the prior-year third quarter.

Investment, Risk & Reinsurance

The Investment, Risk & Reinsurance (IRR) segment had revenue of $325 million, an increase of 2% (5% increase constant currency and 3% increase organic) from $317 million in the prior-year third quarter. On an organic basis, all lines of business contributed to the growth. Reinsurance, Wholesale, and Underwriting and Capital Management growth was driven by net new business growth and favorable renewal factors while Insurance Consulting and Technology revenue grew from strong technology sales. Max Matthiessen revenue increased as a result of overall growth in net commissions. Revenue growth in the Investment businesses was a result of client wins in the delegated business. The IRR segment had an operating margin of 9.3%, as compared to 9.1% for the prior-year third quarter.

Benefits Delivery & Administration

The Benefits Delivery & Administration (BDA) segment had revenue of $179 million, an increase of 42% (42% increase constant currency and 2% increase organic) from $127 million in the prior-year third quarter. BDA’s organic growth continued to be led by its expanded client base and increased demand for project work in the mid-market and large-market spaces. On July 30, 2019, the Company acquired TRANZACT, which operates as part of the BDA segment. Following the acquisition, TRANZACT generated revenue of $51 million. The BDA segment had an operating margin of negative 12%, as compared to negative 26% for the prior-year third quarter.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the third quarter. It will be held on Thursday, October 31, 2019, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 1578023.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has 45,000 employees serving more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Select Questions and Answers

Q1: What was the impact of foreign currency movements for the third quarter and year to date?

For the quarter ended September 30, 2019, currency translation caused a decrease in our consolidated revenue of $36 million, and was a $0.01 tailwind to adjusted diluted earnings per share. For the nine months ended September 30, 2019, currency translation caused a decrease in our consolidated revenue of $171 million, resulting in a decrease of $0.11 to adjusted diluted earnings per share.

Q2: Given the dollar’s fluctuation this year, how should we be thinking about the impact for the remainder of 2019?

For the remainder of 2019, if currency remains stable at today’s rates, we would expect foreign currency translation to be around a $0.04 headwind to adjusted diluted earnings per share for the remainder of 2019 and in line with our guidance of around a $0.15 currency headwind to adjusted diluted earnings per share for the full year 2019.

Q3: What is your view of insurance pricing in the market?

We continue to see a modest improvement with pricing in the market. For a comprehensive look at overall market pricing in the primary and reinsurance markets, please view the “Insurance Marketplace Realities 2020”, which will be published in November and the “Willis Re: 1st View” which can be found on the Willis Towers Watson website. Please note that such reports are current as of the date of their publication.

Q4. What was the impact to the Health and Benefits’ business line’s revenue growth this quarter related to the recovery of revenues not recognized last year with the new revenue standard adoption (ASC 606) in 2018?

The Health and Benefits (H&B) business recorded $14 million of revenue recapture in the third quarter of 2019. For the nine months ended September 30, 2019, H&B has recorded approximately $48 million of revenue or 84% of the total expected revenue recapture.

Q5.  How do you see Brexit impacting the Company?

Willis Towers Watson is committed to providing continuity of service and transition plans for its clients and partners post Brexit. While there are still significant uncertainties with respect to Brexit and its impact on the regulatory environment, we believe that our company is well positioned to operate in a post-Brexit environment, given our extensive footprint across Europe and the UK. Regardless of the final Brexit outcome, we are fully committed to helping clients understand and navigate the impact to their business and the changing regulatory landscape.

Q6. What was the impact of the Company’s adoption of the new lease accounting standard (ASC 842, Leases)?

ASC 842 became effective, and was adopted by the Company, on January 1, 2019. The adoption of this new guidance had no material impact to the amounts and classifications of the balances within our condensed consolidated statements of income. On our condensed consolidated balance sheet we recognized an additional $1.2 billion of lease liabilities; $1.0 billion of right-of-use assets; additional deferred tax assets of $252 million and deferred tax liabilities of $252 million on the gross lease-related liabilities and gross right-of-use assets, respectively.  See Note 12 – Leases, within the Company’s Form 10-Q for the quarter ended September 30, 2019 for a full description of the impact on the Company from adoption, adoption elections made and the newly-required disclosures.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income, (4) Adjusted EBITDA, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Transaction and integration expenses - Management believes it is appropriate to adjust for transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.

  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.

  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.

  Provisions for significant litigation - We will include provisions for litigation matters which we believe are not representative of our core business operations.

  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Willis Towers Watson considers Constant Currency Change, Organic Change, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had the Company not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from Operations adjusted for amortization, transaction and integration expenses and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted Operating Income Margin is calculated by dividing adjusted operating income by revenue.

Adjusted EBITDA/Margin – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, transaction and integration expenses, (gain)/loss on disposal of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, future capital expenditures, future share repurchases, growth in revenue, the impact of changes to tax laws on our financial results, business strategies and planned acquisitions (including the acquisition of TRANZACT), competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully establish, execute and achieve its global business strategy as it evolves; changes in demand for our services, including any decline in defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that the company faces and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk the Stanford litigation settlement approval will be overturned on appeal, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of material adverse outcomes on existing litigation or investigation matters; changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses (including the recently completed acquisition of TRANZACT); our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; failure to protect client data or breaches of information systems; the ability to comply with complex and evolving regulations related to data privacy and cyber security; the potential impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the potential impact of the change in the method for determining LIBOR; the ability of the company to properly identify and manage conflicts of interest; reputational damage; reliance on third-party services; the loss of key employees; the ability to successfully manage ongoing organizational changes; disasters or business continuity problems; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; technological change; changes and developments in the insurance industry or the United States healthcare system, including those related to Medicare; the risk that the company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors; the inability to protect the company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in the company’s pension liabilities; the ability of the company to meet its financial guidance, the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations; U.S. federal income tax consequences to U.S. persons owning at least 10% of the company’s shares; changes in accounting principles, estimates or assumptions; fluctuation in revenue against the company’s relatively fixed expenses; our ability to accurately estimate the lifetime economic value of our direct-to-consumer Medicare policy sales; the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; and the company's holding company structure potentially preventing it from being able to receive dividends or other distributions in needed amounts from our subsidiaries. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing and subsequent filings filed with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS

Rich Keefe | +1 215 246 3961 | Rich.Keefe@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
	Three Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2019	2018	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$807	$778	4%	(2)%	6%	0%	6%
Corporate Risk & Broking	651	622	5%	(2)%	7%	0%	7%
Investment, Risk & Reinsurance	325	317	2%	(3)%	5%	2%	3%
Benefits Delivery & Administration	179	127	42%	0%	42%	40%	2%
Segment Revenue	1,962	1,844	6%	(2)%	8%	3%	5%
Reimbursable expenses and other	27	15
Revenue	$1,989	$1,859	7%	(2)%	9%	3%	6%

				Components of Revenue Change(i)
	Nine Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2019	2018	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$2,433	$2,390	2%	(3)%	4%	0%	4%
Corporate Risk & Broking	2,069	2,036	2%	(3)%	5%	0%	5%
Investment, Risk & Reinsurance	1,323	1,276	4%	(3)%	7%	1%	5%
Benefits Delivery & Administration	440	368	20%	0%	20%	14%	6%
Segment Revenue	6,265	6,070	3%	(3)%	6%	1%	5%
Reimbursable expenses and other	84	71
Revenue	$6,349	$6,141	3%	(3)%	6%	1%	5%

__________
(i) Components of revenue change may not add due to rounding

SEGMENT OPERATING INCOME (i)

	Three Months Ended September 30,
	2019	2018

Human Capital & Benefits	$214	$194
Corporate Risk & Broking	81	66
Investment, Risk & Reinsurance	31	29
Benefits Delivery & Administration	(21)	(33)
Segment Operating Income	$305	$256

	Nine Months Ended September 30,
	2019	2018

Human Capital & Benefits	$587	$536
Corporate Risk & Broking	312	288
Investment, Risk & Reinsurance	392	379
Benefits Delivery & Administration	(67)	(96)
Segment Operating Income	$1,224	$1,107

__________
(i) Segment operating income excludes certain costs, including amortization of intangibles, transaction and integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expenses reported for U.S. GAAP purposes.

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended September 30,
	2019	2018

Segment Operating Income	$305	$256
Amortization	(118)	(127)
Transaction and integration expenses	(6)	(50)
Unallocated, net(i)	(74)	(62)
Income from Operations	107	17
Interest expense	(62)	(51)
Other income, net	55	70
Income from operations before income taxes	$100	$36

	Nine Months Ended September 30,
	2019	2018

Segment Operating Income	$1,224	$1,107
Amortization	(368)	(408)
Transaction and integration expenses	(12)	(148)
Unallocated, net(i)	(202)	(212)
Income from Operations	642	339
Interest expense	(172)	(154)
Other income, net	177	189
Income from operations before income taxes	$647	$374

__________
(i) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,
	2019	2018

Net income attributable to Willis Towers Watson	$75	$44
Adjusted for certain items:
Amortization	118	127
Transaction and integration expenses	6	50
Pension settlement and curtailment gains and losses	—	(4)
Tax effect on certain items listed above(i)	(29)	(44)
Tax effects of internal reorganization	—	1
Adjusted net income	$170	$174

Weighted-average shares of common stock — diluted	130	132

Diluted earnings per share	$0.58	$0.33
Adjusted for certain items:(ii)
Amortization	0.91	0.97
Transaction and integration expenses	0.05	0.38
Pension settlement and curtailment gains and losses	—	(0.03)
Tax effect on certain items listed above(i)	(0.23)	(0.33)
Tax effects of internal reorganization	—	—
Adjusted diluted earnings per share	$1.31	$1.32

__________
(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

	Nine Months Ended September 30,
	2019	2018

Net income attributable to Willis Towers Watson	$500	$317
Adjusted for certain items:
Amortization	368	408
Transaction and integration expenses	12	148
Pension settlement and curtailment gains and losses	—	16
Loss on disposal of operations	—	9
Tax effect on certain items listed above(i)	(90)	(139)
Tax effects of internal reorganization	—	1
Adjusted net income	$790	$760

Weighted-average shares of common stock — diluted	130	132

Diluted earnings per share	$3.84	$2.39
Adjusted for certain items:(ii)
Amortization	2.82	3.08
Transaction and integration expenses	0.09	1.12
Pension settlement and curtailment gains and losses	—	0.12
Loss on disposal of operations	—	0.07
Tax effect on certain items listed above(i)	(0.69)	(1.05)
Tax effects of internal reorganization	—	—
Adjusted diluted earnings per share	$6.06	$5.74

__________
(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,
	2019		2018

Net income	$80	4.0%	$46	2.5%
Provision for income taxes	20		(10)
Interest expense	62		51
Depreciation	58		53
Amortization	118		127
Transaction and integration expenses	6		50
Pension settlement and curtailment gains and losses	—		(4)
Adjusted EBITDA and adjusted EBITDA margin	$344	17.3%	$313	16.8%

	Nine Months Ended September 30,
	2019		2018

Net income	$522	8.2%	$332	5.4%
Provision for income taxes	125		42
Interest expense	172		154
Depreciation	171		153
Amortization	368		408
Transaction and integration expenses	12		148
Pension settlement and curtailment gains and losses	—		16
Loss on disposal of operations	—		9
Adjusted EBITDA and adjusted EBITDA margin	$1,370	21.6%	$1,262	20.6%

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
	2019		2018

Income from operations	$107	5.4%	$17	0.9%
Adjusted for certain items:
Amortization	118		127
Transaction and integration expenses	6		50
Adjusted operating income and adjusted operating income margin	$231	11.6%	$194	10.4%

	Nine Months Ended September 30,
	2019		2018

Income from operations	$642	10.1%	$339	5.5%
Adjusted for certain items:
Amortization	368		408
Transaction and integration expenses	12		148
Adjusted operating income and adjusted operating income margin	$1,022	16.1%	$895	14.6%

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended September 30,
	2019	2018
Income from operations before income taxes	$100	$36

Adjusted for certain items:
Amortization	118	127
Transaction and integration expenses	6	50
Pension settlement and curtailment gains and losses	—	(4)
Adjusted income before taxes	$224	$209

Provision for income taxes	$20	$(10)
Tax effect on certain items listed above(i)	29	44
Tax effects of internal reorganization	—	(1)
Adjusted income taxes	$49	$33

U.S. GAAP tax rate	20.4%	(28.1)%
Adjusted income tax rate	22.2%	15.9%

	Nine Months Ended September 30,
	2019	2018
Income from operations before income taxes	$647	$374

Adjusted for certain items:
Amortization	368	408
Transaction and integration expenses	12	148
Pension settlement and curtailment gains and losses	—	16
Loss on disposal of operations	—	9
Adjusted income before taxes	$1,027	$955

Provision for income taxes	$125	$42
Tax effect on certain items listed above(i)	90	139
Tax effects of internal reorganization	—	(1)
Adjusted income taxes	$215	$180

U.S. GAAP tax rate	19.3%	11.3%
Adjusted income tax rate	21.0%	18.9%

__________
(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities	$620	$716
Less: Additions to fixed assets and software for internal use	(175)	(209)
Free cash flow	$445	$507

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue	$1,989	$1,859	$6,349	$6,141

Costs of providing services
Salaries and benefits	1,283	1,238	3,909	3,890
Other operating expenses	417	374	1,247	1,203
Depreciation	58	53	171	153
Amortization	118	127	368	408
Transaction and integration expenses	6	50	12	148
Total costs of providing services	1,882	1,842	5,707	5,802

Income from operations	107	17	642	339

Interest expense	(62)	(51)	(172)	(154)
Other income, net	55	70	177	189

INCOME FROM OPERATIONS BEFORE INCOME TAXES	100	36	647	374

Provision for income taxes	(20)	10	(125)	(42)

NET INCOME	80	46	522	332

Income attributable to non-controlling interests	(5)	(2)	(22)	(15)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$75	$44	$500	$317

EARNINGS PER SHARE
Basic earnings per share	$0.58	$0.34	$3.86	$2.40
Diluted earnings per share	$0.58	$0.33	$3.84	$2.39

Weighted-average shares of common stock, basic	130	131	130	132
Weighted-average shares of common stock, diluted	130	132	130	132

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	September 30,	December 31,
	2019	2018

ASSETS
Cash and cash equivalents	$867	$1,033
Fiduciary assets	13,779	12,604
Accounts receivable, net	2,167	2,379
Prepaid and other current assets	587	404
Total current assets	17,400	16,420
Fixed assets, net	963	942
Goodwill	11,187	10,465
Other intangible assets, net	3,561	3,318
Right-of-use assets	959	—
Pension benefits assets	932	773
Other non-current assets	701	467
Total non-current assets	18,303	15,965
TOTAL ASSETS	$35,703	$32,385
LIABILITIES AND EQUITY
Fiduciary liabilities	$13,779	$12,604
Deferred revenue and accrued expenses	1,521	1,647
Current debt	484	186
Current lease liabilities	151	—
Other current liabilities	801	864
Total current liabilities	16,736	15,301
Long-term debt	5,381	4,389
Liability for pension benefits	1,039	1,170
Deferred tax liabilities	690	559
Provision for liabilities	555	540
Long-term lease liabilities	957	—
Other non-current liabilities	314	429
Total non-current liabilities	8,936	7,087
TOTAL LIABILITIES	25,672	22,388
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NON-CONTROLLING INTEREST	30	26
EQUITY(i)
Additional paid-in capital	10,667	10,615
Retained earnings	1,336	1,201
Accumulated other comprehensive loss, net of tax	(2,113)	(1,961)
Treasury shares, at cost, 17,519 shares in 2019 and 2018, and 40,000 shares, €1 nominal value, in 2019 and 2018	(3)	(3)
Total Willis Towers Watson shareholders’ equity	9,887	9,852
Non-controlling interests	114	119
Total equity	10,001	9,971
TOTAL LIABILITIES AND EQUITY	$35,703	$32,385

__________

(i)  Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,547,034 (2019) and 128,921,530 (2018); Outstanding 128,547,034 (2019) and 128,921,530 (2018); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2019 and 2018; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2019 and 2018.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$522	$332
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	171	158
Amortization	368	408
Non-cash lease expense	107	—
Net periodic benefit of defined benefit pension plans	(93)	(132)
Provision for doubtful receivables from clients	12	10
Benefit from deferred income taxes	(44)	(70)
Share-based compensation	48	15
Net loss on disposal of operations	—	9
Non-cash foreign exchange loss	16	23
Other, net	(11)	5
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	193	332
Fiduciary assets	(1,342)	(1,298)
Fiduciary liabilities	1,342	1,298
Other assets	(402)	(52)
Other liabilities	(296)	(340)
Provisions	29	18
Net cash from operating activities	620	716

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(175)	(209)
Capitalized software costs	(43)	(41)
Acquisitions of operations, net of cash acquired	(1,324)	(8)
Net proceeds from sale of operations	17	4
Other, net	(6)	14
Net cash used in investing activities	(1,531)	(240)

CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Net payments on revolving credit facility	(41)	(654)
Senior notes issued	997	998
Proceeds from issuance of other debt	1,100	—
Debt issuance costs	(13)	(8)
Repayments of debt	(825)	(170)
Repurchase of shares	(147)	(401)
Proceeds from issuance of shares	31	21
Payments of deferred and contingent consideration related to acquisitions	(47)	(50)
Cash paid for employee taxes on withholding shares	(14)	(30)
Dividends paid	(245)	(228)
Acquisitions of and dividends paid to non-controlling interests	(22)	(20)
Net cash from/(used in) financing activities	774	(542)

DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(137)	(66)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(22)	(33)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD (i)	1,033	1,030
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$874	$931

__________

(i)  As a result of the acquired TRANZACT collateralized debt facility, cash, cash equivalents and restricted cash at the end of the period included $7 million of restricted cash at September 30, 2019, which is included within prepaid and other current assets on our condensed consolidated balance sheet. There were no restricted cash amounts held at December 31, 2018 or September 30, 2018.

____________________

1 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.